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                                                                     Exhibit 4.5

                          SECOND SUPPLEMENTAL INDENTURE

              THIS SECOND SUPPLEMENTAL INDENTURE (this "Second Supplemental Indenture") dated as of March 16, 1998 is between STERLING CHEMICALS, INC., a Delaware corporation (the "Company"), and STATE STREET BANK AND TRUST COMPANY, as Trustee (in such capacity, the "Trustee").

                             PRELIMINARY STATEMENTS

       1. The Company and Fleet National Bank, as Trustee (the "Initial Trustee"), entered into that certain Indenture dated as of August 15, 1996 (as amended, the "Indenture") providing, among other things, for the issuance of the Company's 11 3/4% Senior Subordinated Notes Due 2006 in the aggregate principal amount of up to $275,000,000 (the "Notes").

       2. The Trustee has replaced the Initial Trustee as the "Trustee" under the Indenture.

       3. Pursuant to Section 10.01 of the Indenture, the Company and the Trustee may amend or supplement the Indenture without the consent of any Holder of a Note to, among other things, cure any ambiguity, omission, defect or inconsistency.

       4. The Company has determined that Section 5.05(b)(viii) of the Indenture contains a defect in that it fails to permit the Company to repurchase shares of common stock of Sterling Chemicals Holdings, Inc. that have been distributed to participants and beneficiaries of a terminated employee stock ownership plan of the Company which was in existence as of the date of the Indenture, as required by the terms of such plan and applicable law, while permitting repurchases under similar circumstances from participants and beneficiaries of the Company's current employee stock ownership plan.

       5. Pursuant to Section 10.01 of the Indenture, upon the request of the Company accompanied by a resolution of the Board of Directors of the Company authorizing the execution of any such amended or supplemental Indenture, and upon receipt of certain documents by the Trustee, the Trustee is required to join with the Company in the execution of any amended or supplemental Indenture authorized or permitted by the terms of the Indenture.

       6. The Board of Directors of the Company has authorized the execution of this Second Supplemental Indenture and, simultaneously with and as a condition to the execution of this Second Supplemental Indenture by the Trustee, the Company is delivering to the Trustee resolutions of the Board of Directors of the Company authorizing the execution of this Second Supplemental Indenture and an Officers' Certificate and Opinion of Counsel, each in the form required by the Indenture and satisfactory to the Trustee.



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       7.     All acts and things necessary to make the Indenture, as
              supplemented and modified hereby, a valid, binding and legal agreement according to its terms have been done and performed.

              NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company covenants and agrees with the Trustee, for the equal and proportionate benefit of the respective Holders from time to time of the Notes, as follows:

                                    ARTICLE I

                             Amendment of Indenture

              Clause (viii) of Section 5.05(b) of the Indenture is hereby amended to read in its entirety as follows:

           (viii) a payment by Chemicals to Holdings or to the ESOP or directly by Chemicals to be used to repurchase common stock of Holdings distributed to participants and beneficiaries of any employee stock ownership plan of Holdings or Chemicals or any of its Restricted Subsidiaries which was in effect as of the Issue Date as required by and in accordance with the terms thereof as in effect as of the Issue Date and Section 409(h)(1)(B) of the Code and the regulations thereunder; provided, however, that such amount shall be excluded in the calculation of the amount of Restricted Payments;

                                   ARTICLE II

                                   The Trustee

              The Trustee hereby accepts the trusts declared and provided in this Second Supplemental Indenture, upon the terms and conditions contained in the Indenture as amended hereby. All of the provisions of the Indenture with respect to the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this Second Supplemental Indenture as fully and with the same effect as if set forth herein in full. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Second Supplemental Indenture, the authorization or permissibility of this Second Supplemental Indenture pursuant to the terms of the Indenture, the due execution hereof by the Company or for or in respect of the recitals or statements contained herein (other than the statements contained in the first sentence of this Article II), all of such recitals and statements being made solely by the Company. The Trustee shall not be responsible in any manner to determine the correctness of provisions contained in this Second Supplemental Indenture.


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                                   ARTICLE III

                     Effect of Execution and Delivery Hereof

              From and after the execution and delivery of this Second Supplemental Indenture, (i) the Indenture shall be deemed to be amended and modified as provided herein, (ii) this Second Supplemental Indenture shall form a part of the Indenture, (iii) except as modified and amended by this Second Supplemental Indenture, the Indenture shall continue in full force and effect, and (iv) every Holder of Notes heretofore and hereafter authenticated and delivered under the Indenture shall be bound by this Second Supplemental Indenture.

                                   ARTICLE IV

                            Miscellaneous Provisions

              Section 4.01 Defined Terms. Capitalized terms used but not defined in this Second Supplemental Indenture shall have the respective meanings ascribed to such terms in the Indenture.

              Section 4.02 Headings. The headings of the Articles and Sections of this Second Supplemental Indenture have been inserted for convenience only, and shall not, for any reason, be deemed to be part of this Second Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

              Section 4.03 Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

              Section 4.04 Successors and Assigns. All agreements of the Company contained in this Second Supplemental Indenture shall bind the Company and its successors. All agreements of the Trustee in this Second Supplemental Indenture shall bind the Trustee and its successors. This Second Supplemental Indenture shall be binding upon and inure to the benefit of and be enforceable by the Holders of any Notes then Outstanding.

              Section 4.05 Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICT OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.


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              IN WITNESS WHEREOF, the parties hereto have caused this Second
Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                       STERLING CHEMICALS, INC.

             [SEAL]

                                       By: /s/ ROBERT W. ROTEN
                                           -------------------------------------
                                           Robert W. Roten
                                           President and Chief Executive Officer


ATTEST:



By: /s/ GARY M. SPITZ
    -------------------------------------------
    Gary M. Spitz
    Vice President and Chief Financial Officer




                                       STATE STREET BANK AND TRUST COMPANY,
                                         AS TRUSTEE

             [SEAL]

                                       By: /s/ MICHAEL M. HOPKINS
                                          --------------------------------------
                                       Printed Name: Michael M. Hopkins
                                                     ---------------------------
                                       Title: Vice President
                                              ----------------------------------



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